SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20594

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                               September 21, 1999
                        (Date of earliest event reported)

                       CARNEGIE INTERNATIONAL CORPORATION
             (Exact name of Registrant as specified in its charter)



          Colorado                     0-8918                  13-3692114
(State of other jurisdiction of    (Commission File No.)      (IRS Employer
 incorporation or organization)                              Identification No.)

11350 McCormick Road, Executive Plaza 3, Suite 1001, Hunt Valley, Maryland 21031
                    (Address of principal executive offices)

                                 (410) 785-7400
                         (Registrant's telephone number)

Item 4.  Changes in Registrant's Certifying Accountant.

         On September 21, 1999, Carnegie International Corporation (the "Company") replaced its certifying accountant, Grant Thornton, LLP ("Grant Thornton"). The decision to replace Grant Thornton was approved by the Company's Board of Directors. Grant Thornton was notified of the Company's decision on September 23, 1999.

         The Company has engaged Merdinger, Fruchter, Rosen & Corso, P.C. as its certifying accountant as of September 22, 1999 for the Company's fiscal year ending December 31, 1999. Merdinger, Fruchter, Rosen & Corso, P.C. previously audited the December 31, 1998 and 1997 financial statements of Paramount International Telecommunications, Inc., a wholly-owned subsidiary of the Company. The Company has not consulted Merdinger, Fruchter, Rosen & Corso, P.C. previously.

         Grant Thornton was engaged by the Company in January 1998, as the Company's certifying accountant, and previously issued reports concerning the Company's financial statements for 1997 and 1998. Grant Thornton's report on the Company's financial statements for each of those years did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the two most recent fiscal years and subsequent interim periods, the Company has not had any disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

         On Thursday, September 23, 1999, the Company informed Grant Thornton, in writing, of the Board's decision to terminate the Company's relationship with Grant Thornton, effective immediately. The Company's decision to terminate its relationship with Grant Thornton was based upon the Company's conclusion that Grant Thornton is not independent with respect to the Company's financial statements. The Company believes that Grant Thornton cannot be considered to be objective in the performance of its audit work and therefore is not independent. The decision to terminate the Company's relationship with Grant Thornton was also based upon the Company's conclusion that Grant Thornton would not complete the work that it was engaged to perform, including completion of work necessary to assist the Company in connection with the filing of an amended Form 10-KSB for the years ended December 31, 1997 and December 31, 1998, and in connection with the Company's Form amended 10SB.

         On Friday, September 24, 1999, Grant Thornton confirmed, in writing, that the client-auditor relationship between the Company and Grant Thornton had ceased. In a separate letter to the Company's Board of Directors, also dated September 24, 1999, Grant Thornton stated as follows:

                  "Since the filing of Carnegie's 1998 Form 10-KSB, Carnegie, Grant Thornton and the SEC's staff have had detailed and intensive discussions respecting Carnegie's financial reporting. The discussions were held primarily in response to questions raised by the SEC staff in a series of comment letters addressed to Carnegie. The staff's comments focused in significant part on Carnegie's accounting for various events and transactions. We anticipated that Carnegie would be issuing restated 1998 audited financial statements in response to certain comments by the staff and to reflect the impact of information discovered subsequent to the issuance of the 1998 Auditor's Report. Until recently, we believed that the filing of these restated financial statements was imminent. We now believe that there is considerable uncertainty as to when, if ever, the restated financial statements will be issued.

                  In light of this development, we cannot continue to be associated with the 1998 Carnegie Financial Statements. Accordingly, we hereby advise you that we are withdrawing our 1998 Auditor's Report and that it should no longer be relied upon."

Grant Thornton did not withdraw its 1997 Audit Report.

         In separate correspondence from Grant Thornton to the Company, also dated September 24, 1999, Grant Thornton advised the Company of the following reportable events, under Item 304(a)(1)(v) of Regulation S-B:

         - Information has come to Grant Thornton's attention which has purportedly lead Grant Thornton to conclude "that we cannot rely upon the representations of Carnegie's current management."

         - Information has come to Grant Thornton's attention which, according to Grant Thornton, requires "an expansion of the scope of our audit." Grant Thornton commented that "given management's failure to provide required evidential detail for certain transactions effected by Carnegie's stockholders, it is our professional judgment that the scope of our audit has been limited."

         - Grant Thornton had previously discussed the above referenced reportable events with the Company's audit committee. The Company has authorized Grant Thornton to respond fully to any inquiries of Merdinger, Fruchter, Rosen & Corso, P.C. concerning the subject matter of each reportable event.

         The Company strongly disagrees with each of these assertions by Grant Thornton and believes that these assertions reflect Grant Thornton's lack of independence in connection with Grant Thornton's 1998 Audit Report.

         To the best of the Company's knowledge, the statements made by Grant Thornton in its September 24, 1999 letters arise from Grant Thornton's request for records of a March 1999 third-party transaction, involving the purchase and sale of restricted Company shares by Westshire Trading Company, Inc. ("Westshire"), a Bahamian company, and certain natural and juridical persons, who are presumed to be former shareholders or creditors of Talidan Limited ("Talidan"), all of whom are presumed to be citizens of countries other than the United States, and in the aggregate, are principal holders of equity securities of the Company.

         None of Carnegie's officers and directors, and none of their relatives, and none of any other businesses in which any of them have any interest whatsoever, have any interest in Westshire. Similarly, none of the Company's officers and directors, and none of their relatives, and none of any other businesses in which any of them have any interest whatsoever, had or has any interest in any entities that owned Talidan; or any shareholders or entities issued Company shares pursuant to the Purchase Agreement dated September 29, 1997 between Tiller Holdings, Ltd. and the Company for the purchase of Talidan and Profit Through Telecommunications (Europe) Limited; or the entities involved in the March 1999 transaction with Westshire.

         On August 5, 1999, the Commission wrote the Company, and commented about facts relating to a 1998 transaction, previously reviewed by Grant Thornton, and as to which Grant Thornton had expressed no disagreement, relating to the Company's recognition of revenue in the sale of a print media business to Westshire. The Company had previously acquired that print media business as part of a 1997 transaction with Talidan. As part of the transaction between the Company and Westshire, the Company accepted a Note in payment of a portion of the price paid by Westshire for it's acquisition of the print media portion of the Talidan business. Following the consummation of that transaction, in July 1998, certain payments were received from Westshire. By mid-1999, one of the payments due from Westshire had not been made in full. The Commission inquired about the probability that the Note would be collected in full. Subsequent to the initial transaction between the Company and Westshire, Westshire acquired certain warrants for the purchase of Company shares.

         As part of Grant Thornton's work, purportedly to assist the Company in responding to the August 5, 1999 comments by the Commission about this 1998 transaction, Grant Thornton questioned the nature of relationships between Westshire and the Company and, in particular, whether Westshire is a Company shareholder. A review of the transfer agent's statements was undertaken. Grant Thornton was promptly informed that, in March 1999, Westshire acquired 1,800,000 restricted shares from Westover, Amphora, and Raffel in a private transaction between Westshire and those natural and juridical persons.

         Grant Thornton has requested that the Company provide Grant Thornton with "evidential detail" of the nature of the transaction between Westshire, on the one hand, and Westover, Amphora, and Raffel, on the other. Grant Thornton has now informed the Company, as reflected in its September 24, 1999 communications to the Company, that "information has come to our attention requiring an expansion of the scope of our audit." The Company believes that the "information" to which Grant Thornton referred, in this comment, was the information, described above, that, in March 1999, Westshire acquired 1,800,000 restricted shares from Westover, Amphora, and Raffel in a private transaction between Westshire and those natural and juridical persons.

         The Company has no information concerning the nature of the transaction between Westshire, on the one hand, and Westover, Amphora, and Raffel, on the other. Information concerning the nature of the transaction is not available to the Company, since Westshire is a Bahamian Company. The Company also believes that none of the three sellers, Westover, Amphora, and Raffel, are residents or citizens of the United States, although the Company is not in possession of information about the owners of Westover or Amphora. Westover's address, previously provided to Grant Thornton, is in Bermuda. Amphora's address, also provided previously to Grant Thornton, is in the British Virgin Islands.

         The Company provided Grant Thornton with the name, address and telephone number of Westshire's attorney. Grant Thornton was previously in possession of this information, as well as information concerning the identities, addresses and other contact information relating to Westover, Amphora, and Raffel, relating to other Talidan shareholders, and relating to Talidan's counsel.

         Grant Thornton communicated directly with Westshire's counsel, and was provided with a letter by that attorney, informing Grant Thornton that Westshire had paid fair consideration for the shares which Westshire acquired from Westover, Amphora, and Raffel. Westshire's counsel informed Grant Thornton that he is bound by the attorney-client privilege, and, in addition, that the transaction between Westshire and the sellers is subject to a non-disclosure agreement between those parties. The Company's management has cooperated fully in Grant Thornton's request for information about this transaction, and has independently made efforts to persuade Westshire, through its counsel, to provide Grant Thornton with additional "evidential detail" concerning this private stock transaction.

         No benefit to the Company occurred by reason of the transaction between Westshire, on the one hand, and Westover, Amphora, and Raffel, on the other. No such benefit will be realized by the Company by reason of this private stock transaction at any time in the future.

         Grant Thornton has refused to accept these representations by Westshire's counsel, and has, stated, as set forth above, that "given management's failure to provide required evidential detail for certain transactions effected by Carnegie's stockholders, it is our professional judgment that the scope of our audit has been limited." The Company believes that the "evidential detail" to which Grant Thornton's comment referred, was documentation of the private stock transaction between Westshire, on the one hand, and Westover, Amphora, and Raffel, on the other.

         As noted above, the Company's management has not failed to provide Grant Thornton with any information in the Company's possession. Instead, the Company's management has, at all times, provided Grant Thornton with complete access to all of the Company's books and records, it has provided Grant Thornton with any and all specific information that Grant Thornton has requested that was available to the Company, and it has at all times assisted Grant Thornton in acquiring any information which Grant Thornton has requested, if such information was not in the Company's possession.

         As further noted above, the Company's management has not limited the scope of Grant Thornton's work, particularly its audit work, in any respect.

         The Company believes that the "information discovered subsequent to the issuance of the 1998 Auditor's Report" to which Grant Thornton referred, in its September 24, 1999 communications to the Company, quoted above, was the fact that a private stock transaction had occurred in March 1999 between Westshire, on the one hand, and Westover, Amphora, and Raffel, on the other.

         The Company anticipates that the Company will be issuing restated 1997 and 1998 audited financial statements in response to certain comments by the staff. Any such restated 1998 audited financial statements will reflect the impact, if any, of information concerning the private stock transaction that has or having occurred in March 1999 between Westshire, on the one hand, and Westover, Amphora, and Raffel, on the other.

         The Company believes that Grant Thornton has no material basis for its stated conclusion that it "cannot rely upon the representations of Carnegie's current management." Grant Thornton has never provided the Company, or the Audit Committee appointed by the Company's Board, with any written report stating the evidential detail and basis for Grant Thornton's recent conclusion. The Company believes that Grant Thornton's recent conclusion is reflective of Grant Thornton's current adversarial relationship with the Company's management, and reflective of Grant Thornton's lack of independence.

Item 7.  Financial Statements and Exhibits.


         The former accountants' letter, which is required under Item 304(a)(3) of Regulation S-B, will be filed separately.

SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.





Date:  September 27, 1999                            /s/ E. David Gable
                                                     --------------------------
                                                     E. David Gable
                                                     Chairman of the Board